Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-157642
Dated January 6, 2011

Final Terms for Issuance

Issuer:			Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Senior Long-Term Aa2 (negative outlook) / AA (negative outlook) Debt Ratings:

Cusip:			89233P4T0

Pricing Date:		January 6, 2011

Settlement Date:	January 11, 2011

Maturity Date:		January 12, 2012

Principal Amount:	$16,500,000
(may be increased prior to the Settlement Date)

Re-offer Price:		100.00%

Gross Underwriting Spread:  0.03%

All-in Price to Issuer:	99.97%

Net Proceeds to Issuer:	$16,495,050

Floating Rate Index:	Federal Funds Rate

Floating Rate Spread:	+ 21 basis points

Index Source:		Federal Funds Rate
       (daily weighted average)

Interest Payment Frequency:  Quarterly

Initial Interest Payment Date:  April 12, 2011 (long first coupon)

Interest Payment Dates:	On the 12th of each April, July, October
and on the Maturity Date

Interest Reset Dates:	Each Business Day

Interest Determination Dates: One Business Day prior to each related Interest Reset Date

Interest Rate Cutoff:	2 Business Days prior to each related Interest
       Payment Date

Day Count Convention:	Actual/360

Business Day Convention:Following, adjusted

Business Days:		New York

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Barclays Capital Inc.

DTC Number:		#7256

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 2, 2009 and prospectus supplement thereto dated March 10, 2009 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-603-5487.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.